NEWS RELEASE
FOR IMMEDIATE RELEASE
October 23, 2024
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter and fiscal year ended September 30, 2024. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Highlights for the quarter include:
•net income of $12.1 million;
•basic and diluted earnings per share of $0.09;
•net interest margin of 1.80%;
•paid dividends of $0.085 per share; and
•on October 22, 2024, announced a cash dividend of $0.085 per share, payable on November 15, 2024 to stockholders of record as of the close of business on November 1, 2024.

Highlights for the fiscal year include:
•net income of $38.0 million;
•basic and diluted earnings per share of $0.29;
•net interest margin of 1.77%; and
•paid dividends of $0.34 per share.

Comparison of Operating Results for the Three Months Ended September 30, 2024 and June 30, 2024
For the quarter ended September 30, 2024, the Company recognized net income of $12.1 million, or $0.09 per share, compared to net income of $9.6 million, or $0.07 per share, for the quarter ended June 30, 2024. The higher net income in the current quarter was due primarily to a release of provision for credit losses in the current quarter compared to provision expense in the prior quarter. The net interest margin increased three basis points, from 1.77% for the prior quarter to 1.80% for the current quarter due mainly to net interest margin improvements from the loan portfolio outpacing the cost of retail certificates of deposit.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$79,841	$76,803	$3,038	4.0%
Mortgage-backed securities ("MBS")	10,412	9,585	827	8.6
Cash and cash equivalents	2,562	3,875	(1,313)	(33.9)
Federal Home Loan Bank Topeka ("FHLB") stock	2,418	2,477	(59)	(2.4)
Investment securities	1,634	2,255	(621)	(27.5)
Total interest and dividend income	$96,867	$94,995	$1,872	2.0

The increase in interest income on loans receivable was due to an increase in the weighted average yield of the entire loan portfolio, and an increase in the average balance of the loan portfolio. The increase in the average balance was primarily in the commercial loan portfolio partially offset by a decrease in the average balance of the one- to four-family correspondent loan portfolio. See additional discussion regarding the composition of the loan portfolio in the "Financial Condition as of September 30, 2024" section below. The increase in interest income on MBS was due to an increase in average balance compared to the prior quarter primarily as a result of purchases made during the current quarter. The decrease in interest income on cash and cash equivalents was due primarily to a decrease in the average balance as excess operating cash during the current quarter was, in part, used to fund commercial loan activities, reinvest in the MBS portfolio and pay down borrowings. The decrease in interest income on investment securities was due to a decrease in the average balance as a result of maturities during the current and prior quarter. The majority of the cash flows from the investment securities portfolio was reinvested into the MBS portfolio or used to pay down borrowings.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$37,458	$36,233	$1,225	3.4%
Borrowings	18,585	18,438	147	0.8
Total interest expense	$56,043	$54,671	$1,372	2.5

The increase in interest expense on deposits was due primarily to increases in the weighted average rate paid and the average balance of the retail certificate of deposit portfolio, along with an increase in the weighted average rate paid on the savings portfolio as a result of continued growth in the Bank's high-yield savings account offering that was introduced in early fiscal year 2024. Both were partially offset by a decrease in the weighted average rate and average balance of the money market portfolio.

Provision for Credit Losses
For the quarter ended September 30, 2024, the Bank recorded a provision release of $637 thousand, compared to a provision for credit losses of $1.5 million for the prior quarter. The provision release in the current quarter was comprised of a $2.7 million decrease in the allowance for credit losses ("ACL") for loans, partially offset by a $2.1 million increase in the reserve for off-balance sheet credit exposures. The decrease in ACL was composed of $1.6 million related to the commercial real estate portfolio and $1.1 million related to the one- to-four family loan portfolio. See discussion regarding the changes in the ACL balance during the current quarter in the "Supplemental Financial Information - Asset Quality - ACL" section below. The increase in the reserves for off-balance sheet credit exposures was due primarily to an increase in the balance of off-balance sheet credit exposures between quarters.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,830	$2,706	$124	4.6%
Insurance commissions	754	905	(151)	(16.7)
Other non-interest income	1,202	1,098	104	9.5
Total non-interest income	$4,786	$4,709	$77	1.6

The decrease in insurance commissions was primarily due to adjustments to accrued contingent commissions made in anticipation of lower commissions largely related to industry changes in underwriting and loss experience which is adversely impacting new business and projected loss ratios. The industry changes impacting commissions are expected to persist for the foreseeable future, so management is currently evaluating other insurance revenue streams while maintaining our current lines of business. The increase in other non-interest income was due mainly to lower market value losses in the current quarter related to a loan-related financial derivative agreement.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,086	$13,307	$(221)	(1.7)%
Information technology and related expense	4,637	5,364	(727)	(13.6)
Occupancy, net	3,442	3,263	179	5.5
Federal insurance premium	1,113	1,352	(239)	(17.7)
Regulatory and outside services	1,398	1,322	76	5.7
Advertising and promotional	1,054	951	103	10.8
Deposit and loan transaction costs	584	726	(142)	(19.6)
Office supplies and related expense	506	405	101	24.9
Other non-interest expense	1,220	1,260	(40)	(3.2)
Total non-interest expense	$27,040	$27,950	$(910)	(3.3)

The decrease in information technology and related expense was due primarily to lower software related expenses. The increase in occupancy, net, was due mainly to an increase in utilities related to seasonality. The decrease in the federal insurance premium was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") assessment rate. Prior to the current quarter, the FDIC assessment rate was higher as a result of the assessment rate being adjusted for the occurrence of the Bank's net loss during the quarter ending September 30, 2023. Starting with the current quarter, the net loss is no longer impacting the assessment rate. The increase in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships compared to the prior quarter. The decrease in deposit and loan transaction costs was due primarily to a reduction in electronic banking expense compared to the prior quarter due to the timing of invoices.

The Company's efficiency ratio was 59.29% for the current quarter compared to 62.07% for the prior quarter. The improvement in the efficiency ratio was due to lower non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value generally indicates that it is costing the financial institution less money to generate revenue, relative to its net interest income and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2024	2024	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$19,207	$15,611	$3,596	23.0%
Income tax expense	7,150	5,963	1,187	19.9
Net income	$12,057	$9,648	$2,409	25.0

Effective Tax Rate	37.2%	38.2%

The increase in income tax expense in the current quarter was due primarily to higher pretax income in the current quarter compared to the prior quarter.

Included in income tax expense for the current quarter and prior quarter was $2.0 million and $2.9 million, respectively, of income tax expense associated with the Bank's pre-1988 bad debt recapture. See additional information regarding the pre-1988 bad debt recapture in "Comparison of Operating Results for the Years Ended September 30, 2024 and 2023 - Income Tax Expense". The income tax expense associated with the pre-1988 bad debt recapture negatively impacted earnings by $0.02 per share in the current quarter and $0.03 per share in the prior quarter.

Comparison of Operating Results for the Years Ended September 30, 2024 and 2023
The Company recognized net income of $38.0 million, or $0.29 per share, for the current year, compared to a net loss of $101.7 million, or $(0.76) per share, for the prior year. The net loss in the prior year resulted from the impairment loss on the securities associated with the securities strategy (defined below). See additional discussion regarding the securities strategy in the "Securities Strategy to Improve Earnings" section below. The securities associated with the securities strategy were sold in the first quarter of fiscal year 2024. The Company incurred $13.3 million ($10.0 million net of tax) of net losses related to the sale of those securities. Excluding the effects of the net loss associated with the securities strategy, earnings per share would have been $0.37 for the current year and $0.33 for the prior year. The increase in earnings per share excluding the effects of the net loss associated with the securities strategy was due primarily to higher net interest income and a lower provision for credit losses in the current year, partially offset by higher income tax expense.

Periodically, at management's discretion, we have utilized a strategy to increase earnings which entails entering into short-term FHLB borrowings and depositing the proceeds from these FHLB borrowings, net of the purchases of FHLB stock made to meet FHLB stock holding requirements, at the Federal Reserve Bank of Kansas City ("FRB") (the "leverage strategy"). See additional information regarding the leverage strategy in the "Financial Condition as of September 30, 2024 - Leverage Strategy" section below. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction.

The net interest margin increased 34 basis points, from 1.43% for the prior year to 1.77% for the current year, due primarily to the leverage strategy being in place during the prior year but not in the current year. The leverage strategy negatively impacted the net interest margin for the prior year by 12 basis points. The remaining improvement in the net interest margin absent the leverage strategy was due to higher yields on securities and loans which outpaced the increase in the cost of deposits, largely in retail certificates of deposit.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities of $192.6 million which was reflected in the Company's financial statements for the quarter and fiscal year ended September 30, 2023. The securities strategy was designed to allow the Company to improve its earnings stream going forward, beginning in the current fiscal year, by redeploying most of the proceeds into current market rate securities and to provide liquidity to deleverage the balance sheet utilizing the remaining proceeds. During the quarter ended December 31, 2023, the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss related to the sale of the securities. See additional information regarding the impact of the securities strategy on our financial measurements in "Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a weighted average cost of 4.70%, and held the remaining cash at the FRB earning interest at the reserve balance rate until such time as it could be used to fund commercial activity or for other Bank operations. See additional discussion related to commercial loan activity in the "Financial Condition as of September 30, 2024" and "Supplemental Financial Information - Loan Portfolio" sections below.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$308,707	$280,087	$28,620	10.2%
MBS	33,650	18,520	15,130	81.7
Cash and cash equivalents	15,728	43,796	(28,068)	(64.1)
FHLB stock	10,009	13,821	(3,812)	(27.6)
Investment securities	8,749	3,565	5,184	145.4
Total interest and dividend income	$376,843	$359,789	$17,054	4.7

The increase in interest income on loans receivable was due largely to an increase in the weighted average yield, along with an increase in the average balance of the portfolio primarily as a result of growth in the commercial loan portfolio as the loan portfolio mix continued to shift from one- to four-family loans to commercial loans. The increase in the weighted average yield was due primarily to originations and purchases at higher market rates between periods, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in the average balance was mainly in the commercial loan portfolio which was partially offset by a decrease in the average balance of the one-to four-family loan portfolio. See additional discussion in the "Financial Condition as of September 30, 2024" and "Supplemental Financial Information - Loan Portfolio" sections below.
The increase in interest income on MBS and investment securities was due to an increase in the weighted average yield, partially offset by a decrease in the average balance, both a result of the securities strategy.
The decrease in interest income on cash and cash equivalents and the decrease in dividend income on FHLB stock were due mainly to the leverage strategy being utilized during the prior year and not being utilized during the current year. Interest income on cash and cash equivalents related to the leverage strategy decreased $37.8 million and dividend income on FHLB stock related to the leverage strategy decreased $3.6 million compared to the prior year. Interest income on cash and cash equivalents not associated with the leverage strategy increased $9.7 million due largely to an increase in the average balance of cash and cash equivalents. The increase in the average balance was mainly a result of the securities strategy as not all of the proceeds from the securities strategy were immediately redeployed due to future anticipated commercial loan fundings and the higher rate paid on reserves held at the FRB.
Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$139,549	$82,267	$57,282	69.6%
Borrowings	75,233	124,250	(49,017)	(39.5)
Total interest expense	$214,782	$206,517	$8,265	4.0

The increase in interest expense on deposits was due almost entirely to an increase in the weighted average rate paid on deposits, specifically retail certificates of deposit and money market accounts. To a lesser extent, the average balance of retail certificates of deposit also increased interest expense on deposits, partially offset by a decrease in the average balance of money market accounts. See additional information regarding the deposit portfolio composition in the "Financial Condition as of September 30, 2024" section below.

Interest expense on borrowings associated with the leverage strategy decreased $39.7 million compared to the prior year due to the leverage strategy being in place during the prior year and not being in place during the current year. Interest expense on borrowings not associated with the leverage strategy decreased $9.3 million due mainly to a decrease in borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), which were repaid during the current year, and a reduction in the average outstanding balance on the Bank's FHLB line of credit compared to the prior year. The decrease in these borrowings was partially offset by new borrowings in the current year at market interest rates higher than the overall portfolio rate, to replace maturing advances and fund operational needs.

Provision for Credit Losses
The Company recorded a provision for credit losses of $1.3 million during the current year, compared to a provision for credit losses of $6.8 million for the prior year. The provision for credit losses in the current year was comprised of a $1.9 million increase in the reserve for off-balance sheet credit exposures, partially offset by a $633 thousand release in the ACL for loans. The increase in the reserve for off-balance sheet credit exposures was due primarily to an increase in the balance of off-balance sheet credit exposures and an increase in the ACL to loan ratio, which is applied to off-balance sheet credit exposures, between periods, specifically for commercial construction loans. The change in the balance of the ACL from the prior fiscal year end to the end of the current fiscal year was a decrease of $723 thousand which differs from the $633 thousand above primarily due to net charge-offs. The reduction in ACL was due to a decrease in the ACL for our one- to four-family loans as a result of a decrease in the ACL to loan ratio and a decrease in loan balances, partially offset by an increase in the ACL for our commercial loans due to growth in the commercial loan portfolio. See discussion regarding the ACL in the "Supplemental Financial Information - Asset Quality - ACL" section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$10,562	$12,745	$(2,183)	(17.1)%
Insurance commissions	3,257	3,487	(230)	(6.6)
Net loss from securities transactions	(13,345)	(192,622)	179,277	93.1
Other non-interest income	4,770	4,935	(165)	(3.3)
Total non-interest income	$5,244	$(171,455)	$176,699	(103.1)
The decrease in deposit service fees was due primarily to a change in the fee structure of certain deposit products after the Bank's digital transformation project. The decrease in insurance commissions was primarily due to adjustments to accrued contingent commissions made in anticipation of lower commissions largely related to industry changes in underwriting and loss experience which is adversely impacting new business and projected loss ratios. The industry changes impacting commissions are expected to persist for the foreseeable future, so management is currently evaluating other insurance revenue streams while maintaining our current lines of business. The net loss from securities transactions in the prior year related to the impairment loss on securities associated with the securities strategy while the $13.3 million loss in the current year related to additional losses incurred on those securities when they were ultimately sold during the first quarter of fiscal year 2024.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$52,272	$51,491	$781	1.5%
Information technology and related expense	20,324	23,425	(3,101)	(13.2)
Occupancy, net	13,558	14,236	(678)	(4.8)
Federal insurance premium	6,052	4,456	1,596	35.8
Regulatory and outside services	5,743	6,039	(296)	(4.9)
Advertising and promotional	4,264	4,305	(41)	(1.0)
Deposit and loan transaction costs	2,719	2,694	25	0.9
Office supplies and related expense	1,691	2,499	(808)	(32.3)
Other non-interest expense	5,320	4,789	531	11.1
Total non-interest expense	$111,943	$113,934	$(1,991)	(1.7)

The increase in salaries and employee benefits was mainly attributable to higher incentive compensation in the current year compared to the prior year, as no incentive compensation was paid in the prior year due to the net loss recognized by the Company. The decrease in information technology and related expense was due mainly to lower third-party project management expenses associated with the Bank's digital transformation project during the prior year along with the discontinuation of other costs associated with the previous core system, partially offset by higher software licensing expenses resulting from new agreements associated with the digital transformation project. The increase in the federal insurance premium was due primarily to an increase in the FDIC assessment rate as a result of the way the assessment rate is adjusted for the occurrence of the Bank's net loss during the quarter ending September 30, 2023. The decrease in regulatory and outside services was due to the prior year including expenses related to the digital transformation project. The decrease in office supplies and related expense was due primarily to the outsourcing of statement processing related to the digital transformation, and the timing of office supply purchases between periods. The increase in other non-interest expense was due mainly to an increase in customer fraud losses.

The Company's efficiency ratio was 66.91% for the current year compared to (626.63)% for the prior year. Excluding the net losses from the securities strategy, the efficiency ratio would have been 61.97% for the current year and 65.31% for the prior year. The improvement in the efficiency ratio, excluding the net losses from the securities strategy, was due primarily to higher net interest income and lower non-interest expense in the current year compared to the prior year.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Year Ended
	September 30,		Change Expressed in:
	2024	2023	Dollars	Percent
	(Dollars in thousands)

Income (loss) before income tax expense (benefit)	$54,103	$(138,955)	$193,058	138.9%
Income tax expense (benefit)	16,093	(37,296)	53,389	143.1
Net income (loss)	$38,010	$(101,659)	$139,669	137.4

Effective Tax Rate	29.7%	26.8%
In the prior year, absent the net loss, the effective income tax rate for that year would have been 18.1%. The higher effective tax rate in the current year was due primarily to recording $5.4 million of income tax expense on the current year distributions of earnings from the Bank to the Company in association with the pre-1988 bad debt recapture, along with higher state income tax expense mainly related to the tax treatment of the bad debt recapture, partially offset by a $3.3 million tax benefit related to the $13.3 million net loss on the securities sale associated with the securities strategy.

The income tax on the earnings distribution from the Bank to the Company was due to the recapture of a portion of the Bank's bad debt reserves which were established prior to September 30, 1988, and are included in the Bank's retained earnings ("pre-1988 bad debt reserves"). A taxable net loss will be reported on the Company's September 30, 2024 federal tax return due to the net losses associated with the strategic securities transaction ("securities strategy"), which resulted in the Bank and Company having a negative current and accumulated earnings and profit tax position. This requires the Bank to draw upon the pre-1988 bad debt reserves for any distributions from the Bank to the Company during the current fiscal year. The Bank has been required to pay taxes on the reductions to the pre-1988 bad debt reserves equal to the current corporate tax rate at the time of the distribution of the amount of Bank earnings paid to the Company ("pre-1988 bad debt recapture"). The Bank recorded $5.4 million of income tax expense on earnings distributions from the Bank to the Company during fiscal year 2024 due to the pre-1988 bad debt recapture. As of September 30, 2024, the amount of the Bank's remaining pre-1988 bad debt reserves was $75.9 million, or $15.9 million tax effected, as of September 30, 2024.

Management anticipates the effective tax rate for fiscal year 2025 will be 19% to 20%. The effective tax rate is anticipated to be lower than fiscal year 2024 as it is currently the intention of management and the Board of Directors to make no distributions from the Bank to the Company during fiscal year 2025. By not making distributions during fiscal year 2025, the Bank will not incur income tax expense related to the bad debt recapture as occurred during fiscal year 2024. See "Financial Condition - Stockholders' Equity" section below for additional discussion.

Financial Condition as of September 30, 2024
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	September 30,	June 30,	Percent	September 30,	Percent
	2024	2024	Change	2023	Change
	(Dollars and shares in thousands)
Total assets	$9,527,608	$9,602,757	(3.1)%	$10,177,461	(6.4)%
Available-for-sale ("AFS") securities	856,266	801,953	27.1	1,384,482	(38.2)
Loans receivable, net	7,907,338	7,933,043	(1.3)	7,970,949	(0.8)
Deposits	6,129,982	6,129,660	—	6,051,220	1.3
Borrowings	2,179,564	2,291,605	(19.6)	2,879,125	(24.3)
Stockholders' equity	1,032,270	1,020,676	4.5	1,044,054	(1.1)
Equity to total assets at end of period	10.8%	10.6%		10.3%
Average number of basic shares outstanding	129,918	129,866	0.2	133,225	(2.5)
Average number of diluted shares outstanding	129,918	129,866	0.2	133,225	(2.5)

During the current quarter, total assets decreased $75.1 million, to $9.53 billion at September 30, 2024, due primarily to a decrease in cash which was used to pay off certain borrowings that matured and to fund securities purchases. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter, with $43.6 million, 12% annualized, in commercial loan growth, offset by a $72.9 million decrease in one- to four-family loans due primarily to a $49.8 million decrease in one- to four-family correspondent loans.

As a result of continued high interest rates and lack of housing inventory which has reduced housing market transactions, our single-family origination activity has slowed which directly impacted the Bank's one- to four-family loan portfolio. Origination and refinance activity has slowed considerably, and there has been a reduction in one- to four-family loan balances through scheduled repayments and loan payoffs. During the June 30, 2024 quarter, the Bank suspended its one- to four-family correspondent lending channels for the foreseeable future. Management expects the Bank's one- to four-family loan portfolio will continue to decrease as cash flows generated from the one- to four-family portfolio are used to fund commercial loan growth.

Total liabilities decreased $86.7 million during the current quarter due primarily to a $112.0 million decrease in borrowings mainly as a result of not replacing all maturing FHLB borrowings. Management estimates that the Bank had $2.93 billion in additional liquidity available at September 30, 2024 based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

Total assets decreased $649.9 million from September 30, 2023, due primarily to a $528.2 million decrease in securities mainly as a result of the securities strategy, along with a $63.6 million decrease in the loan portfolio and a $28.3 million decrease in cash. The decrease in the loan portfolio was due mainly to a $287.2 million decrease in one- to four-family loans, partially offset by a $221.5 million increase in commercial loans.

Total liabilities at September 30, 2024 were $8.50 billion, a decrease of $638.1 million from September 30, 2023. The decrease was due primarily to a $699.6 million decrease in borrowings as some of the funds from the securities strategy were used to repay all $500.0 million of outstanding borrowings under the BTFP and not all maturing FHLB borrowings were replaced during the current fiscal year. The decrease in borrowings was partially offset by an increase in deposits. Total deposits increased $78.8 million from September 30, 2023, primarily in retail certificates of deposit, all in the 14 months or shorter term category, partially offset by a decrease in retail money market accounts as some customers elected to move funds to the Bank's certificate of deposit offerings or the Bank's higher yielding savings account offering.

During fiscal year 2024, management sought to grow certificates of deposit with terms of 14 months or less by offering market competitive rates. We focused on terms that should allow us to price down certificates of deposit as and when the FRB reduces overnight rates, which first occurred in September 2024. The weighted average maturity ("WAM") of our retail certificate of deposit portfolio as of September 30, 2024 was approximately 10 months. Our retail certificate of deposit retention rate has been approximately 87% over the past 12-months. Additionally, management has focused on retaining and growing deposits through the introduction of a high-yield savings account early in fiscal year 2024 which had an annual percentage yield of 4.30% for balances over $10 thousand as of September 30, 2024. The high-yield savings account balance was $96.2 million as of September 30, 2024. Of this amount, approximately 45% relates to existing Bank customers increasing their balances during the year by bringing in funds from outside of the Bank, approximately 40% is from internal Bank transfers from other deposit products, largely the money market portfolio, and the remaining 15% is composed of new deposit relationships. While there is an immediate reprice and increase in cost on internal transfers within the Bank, we believe we have captured rate sensitive money by offering this product, rather than having those funds leave the Bank.

Stockholders' equity decreased $11.8 million from September 30, 2023 due primarily to stock buybacks early in fiscal year 2024, partially offset by an increase in accumulated other comprehensive income, net of tax. The improvement in accumulated other comprehensive income, net of tax, was mainly a result of the securities strategy.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Year Ended
	September 30, 2024		September 30, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$102,076	6.56%	$354,515	6.81%
Purchased	—	—	3,497	5.91

Commercial:
Originated	47,016	7.70	306,422	7.67
Participations/Purchased	13,500	7.43	44,215	7.95
	$162,592	6.96	$708,649	7.25

Deposit Activity
Non-maturity deposits	$(35,178)		$(156,356)
Retail/Commercial certificates of deposit	56,395		306,110

Borrowing activity
Maturities and repayments	(187,418)	3.01	(527,172)	2.95
New borrowings	75,000	4.50	325,000	4.54
BTFP, net	—	—	(500,000)	4.70

Leverage Strategy
Periodically, the Bank has utilized a leverage strategy to increase earnings, which entails entering into short-term FHLB borrowings and depositing the proceeds from these FHLB borrowings, net of the purchases of FHLB stock made to meet FHLB stock holding requirements, at the FRB. The leverage strategy is not a core operating business for the Company. It provides the Company the ability to utilize excess capital to generate earnings. Additionally, it is a strategy that can be exited quickly without additional costs. The profitability of the leverage strategy is attributable to net income derived from the dividends received on the increased FHLB stock holdings, plus the net interest rate spread between the yield on the leverage strategy cash at the FRB and the rate paid on the leverage strategy FHLB borrowings, less applicable FDIC premiums and estimated income tax expense. Leverage strategy borrowings are repaid prior to each quarter end so there is no impact to quarter end capital ratios. The leverage strategy was not in place at any time during the current year due to the strategy being unprofitable, but it was in place at points during the prior year. During the prior year, the average balance of cash associated with the leverage strategy was $882.8 million and interest earned on that cash was $37.7 million, the average balance of FHLB stock associated with the leverage strategy was $41.6 million and dividends earned on that stock were $3.6 million, and the average balance of FHLB borrowings associated with the leverage strategy was $924.4 million and the related interest expense was $39.7 million. Additionally, the Company recognized $406 thousand of FDIC premiums and $215 thousand of income tax expense during the prior year related to the leverage strategy. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Management continues to monitor the net interest rate spread and overall profitability of the leverage strategy.
Stockholders' Equity
Stockholders' equity totaled $1.03 billion at September 30, 2024 a decrease of $11.8 million from September 30, 2023. During the current year, the Company repurchased $19.3 million of shares and paid regular quarterly cash dividends totaling $44.5 million, or $0.34 per share. On October 22, 2024, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.1 million, payable on November 15, 2024 to stockholders of record as of the close of business on November 1, 2024.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2024, the Bank's capital ratios exceeded the well-capitalized requirements and the Bank exceeded all internal policy thresholds for sensitivity to changes in interest rates. As of September 30, 2024, the Bank's community bank leverage ratio was 9.2%.

Based on the Company's accumulated earnings and profits at the beginning of its 2024 tax year and the current year tax earnings and profits deficit as a result of the losses associated with the securities strategy, all dividends paid to stockholders by the Company during fiscal year 2024 should be treated as a return of capital, pursuant to Internal Revenue Code Section 301(c)(2), which reduced the tax basis in the shares of the holder by the amount of the dividend received. Stockholders should consult their own tax advisors to determine the income tax consequences of their specific situation. The Company is providing this for informational purposes only and not as legal or tax advice. Based on the Company's proposed actions for fiscal year 2025 (as discussed further below), the Company anticipates that the majority, if not all, of the dividend payments to Company stockholders in fiscal year 2025 will be treated as dividends for tax purposes.

At September 30, 2024, Capitol Federal Financial, Inc. at the holding company level, had $50.1 million in cash on deposit at the Bank. Given the amount of cash at the holding company level, and in an effort to minimize the tax associated with the bad debt recapture, it is currently the intention of management and the Board of Directors to not distribute earnings from the Bank to the Company during fiscal year 2025. It is currently anticipated that the Bank will have sufficient taxable income during fiscal year 2025 to replenish tax accumulated earnings and profits to a positive level allowing the Bank to make earnings distributions to the Company during fiscal year 2026 and not be taxed on those distributions. For fiscal year 2025, it is the intention of the Company's Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. To the extent that earnings in fiscal year 2025 exceed $0.34 per share, the Board of Directors will consider the payment of additional dividends. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's taxable current earning and accumulated earnings and profits, and the amount of cash at the holding company level.

During the current year, the Company repurchased 3,280,110 shares of common stock at an average price of $5.87 per share. There were no shares repurchased during the current quarter. The Company currently has $75.0 million authorized for repurchase under existing stock repurchase plans. The FRB's current approval for the Company to repurchase shares up to the $75.0 million authorization expires in February 2025. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors.

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2024.

Total shares outstanding	132,735,565
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,774,426)
Net shares outstanding	129,961,139

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of the pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission (SEC). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	September 30,
	2024	2024	2023
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $192,138, $292,675 and $213,830)	$217,307	$317,821	$245,605
AFS securities, at estimated fair value (amortized cost of $829,852, $793,556 and $1,385,992)	856,266	801,953	1,384,482
Loans receivable, net (ACL of $23,035, $25,854 and $23,759)	7,907,338	7,933,043	7,970,949
FHLB stock, at cost	101,175	106,309	110,714
Premises and equipment, net	91,463	92,089	91,531
Income taxes receivable, net	359	129	8,531
Deferred income tax assets, net	21,978	30,128	29,605
Other assets	331,722	321,285	336,044
TOTAL ASSETS	$9,527,608	$9,602,757	$10,177,461

LIABILITIES:
Deposits	$6,129,982	$6,129,660	$6,051,220
Borrowings	2,179,564	2,291,605	2,879,125
Advances by borrowers	61,801	34,851	62,993
Other liabilities	123,991	125,965	140,069
Total liabilities	8,495,338	8,582,081	9,133,407

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,735,565, 132,733,765 and 135,936,375 shares issued and outstanding as of September 30, 2024, June 30, 2024, and September 30, 2023, respectively	1,327	1,327	1,359
Additional paid-in capital	1,146,851	1,146,928	1,166,643
Unearned compensation, ESOP	(26,431)	(26,844)	(28,083)
Accumulated deficit	(111,104)	(112,118)	(104,565)
Accumulated other comprehensive income, net of tax	21,627	11,383	8,700
Total stockholders' equity	1,032,270	1,020,676	1,044,054
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,527,608	$9,602,757	$10,177,461

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2024	2024	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans receivable	$79,841	$76,803	$308,707	$280,087
MBS	10,412	9,585	33,650	18,520
Cash and cash equivalents	2,562	3,875	15,728	43,796
FHLB stock	2,418	2,477	10,009	13,821
Investment securities	1,634	2,255	8,749	3,565
Total interest and dividend income	96,867	94,995	376,843	359,789

INTEREST EXPENSE:
Deposits	37,458	36,233	139,549	82,267
Borrowings	18,585	18,438	75,233	124,250
Total interest expense	56,043	54,671	214,782	206,517

NET INTEREST INCOME	40,824	40,324	162,061	153,272

PROVISION FOR CREDIT LOSSES	(637)	1,472	1,259	6,838
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	41,461	38,852	160,802	146,434

NON-INTEREST INCOME:
Deposit service fees	2,830	2,706	10,562	12,745
Insurance commissions	754	905	3,257	3,487
Net loss from securities transactions	—	—	(13,345)	(192,622)
Other non-interest income	1,202	1,098	4,770	4,935
Total non-interest income	4,786	4,709	5,244	(171,455)

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,086	13,307	52,272	51,491
Information technology and related expense	4,637	5,364	20,324	23,425
Occupancy, net	3,442	3,263	13,558	14,236
Federal insurance premium	1,113	1,352	6,052	4,456
Regulatory and outside services	1,398	1,322	5,743	6,039
Advertising and promotional	1,054	951	4,264	4,305
Deposit and loan transaction costs	584	726	2,719	2,694
Office supplies and related expense	506	405	1,691	2,499
Other non-interest expense	1,220	1,260	5,320	4,789
Total non-interest expense	27,040	27,950	111,943	113,934
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	19,207	15,611	54,103	(138,955)
INCOME TAX EXPENSE (BENEFIT)	7,150	5,963	16,093	(37,296)
NET INCOME (LOSS)	$12,057	$9,648	$38,010	$(101,659)

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	September 30, 2024			June 30, 2024
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,956,014	$36,188	3.66%	$3,970,881	$35,612	3.59%
Correspondent purchased	2,262,838	18,705	3.31	2,317,550	18,854	3.25
Bulk purchased	128,520	839	2.61	130,876	731	2.23
Total one- to four-family loans	6,347,372	55,732	3.51	6,419,307	55,197	3.44
Commercial loans	1,483,197	21,756	5.74	1,371,631	19,311	5.57
Consumer loans	109,404	2,353	8.56	107,793	2,295	8.56
Total loans receivable(1)	7,939,973	79,841	4.00	7,898,731	76,803	3.88
MBS(2)	736,695	10,412	5.65	675,506	9,585	5.68
Investment securities(2)(3)	115,856	1,634	5.64	163,765	2,255	5.51
FHLB stock(4)	101,942	2,418	9.44	106,122	2,477	9.39
Cash and cash equivalents(5)	187,484	2,562	5.35	283,939	3,875	5.40
Total interest-earning assets	9,081,950	96,867	4.24	9,128,063	94,995	4.15
Other non-interest-earning assets	458,253			451,143
Total assets	$9,540,203			$9,579,206

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$853,921	590	0.27	$874,477	508	0.23
Savings	531,579	972	0.73	494,614	491	0.40
Money market	1,243,150	4,630	1.48	1,268,261	5,259	1.67
Retail certificates	2,789,666	29,601	4.22	2,751,521	28,106	4.11
Commercial certificates	59,020	651	4.39	58,059	623	4.31
Wholesale certificates	87,259	1,014	4.62	106,680	1,246	4.70
Total deposits	5,564,595	37,458	2.68	5,553,612	36,233	2.62
Borrowings(6)	2,227,278	18,585	3.31	2,297,228	18,438	3.22
Total interest-bearing liabilities	7,791,873	56,043	2.86	7,850,840	54,671	2.80
Non-interest-bearing deposits	534,912			534,901
Other non-interest-bearing liabilities	184,320			169,555
Stockholders' equity	1,029,098			1,023,910
Total liabilities and stockholders' equity	$9,540,203			$9,579,206

Net interest income(7)		$40,824			$40,324
Net interest-earning assets	$1,290,077			$1,277,223
Net interest margin(8)			1.80			1.77
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.16x

Selected performance ratios:
Return on average assets (annualized)(9)(14)			0.51%			0.40%
Return on average equity (annualized)(10)(14)			4.69			3.77
Average equity to average assets			10.79			10.69
Operating expense ratio (annualized)(11)			1.13			1.17
Efficiency ratio(12)(14)			59.29			62.07

	For the Year Ended September 30,
	2024			2023
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,984,971	$142,011	3.56%	$4,047,209	$135,873	3.36%
Correspondent purchased	2,340,841	76,493	3.27	2,428,257	76,335	3.14
Bulk purchased	132,460	2,999	2.26	143,105	1,923	1.34
Total one- to four-family loans	6,458,272	221,503	3.43	6,618,571	214,131	3.24
Commercial loans	1,378,421	78,042	5.57	1,150,831	57,991	4.97
Consumer loans	107,357	9,162	8.53	103,016	7,965	7.73
Total loans receivable(1)	7,944,050	308,707	3.87	7,872,418	280,087	3.55
MBS(2)	619,521	33,650	5.43	1,150,013	18,520	1.61
Investment securities(2)(3)	180,640	8,749	4.84	524,919	3,565	0.68
FHLB stock(4)	106,064	10,009	9.44	157,925	13,821	8.75
Cash and cash equivalents(5)	286,988	15,728	5.39	998,793	43,796	4.32
Total interest-earning assets	9,137,263	376,843	4.11	10,704,068	359,789	3.35
Other non-interest-earning assets	460,278			263,713
Total assets	$9,597,541			$10,967,781

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$873,097	1,978	0.23	$961,779	1,504	0.16
Savings	493,456	1,826	0.37	525,423	488	0.09
Money market	1,302,817	22,333	1.71	1,567,540	19,426	1.24
Retail certificates	2,680,003	106,204	3.96	2,266,740	54,724	2.41
Commercial certificates	54,484	2,247	4.12	40,258	993	2.47
Wholesale certificates	109,217	4,961	4.54	134,641	5,132	3.81
Total deposits	5,513,074	139,549	2.53	5,496,381	82,267	1.50
Borrowings(6)	2,338,222	75,233	3.21	3,658,015	124,250	3.38
Total interest-bearing liabilities	7,851,296	214,782	2.73	9,154,396	206,517	2.25
Non-interest-bearing deposits	533,821			562,023
Other non-interest-bearing liabilities	180,979			179,373
Stockholders' equity	1,031,445			1,071,989
Total liabilities and stockholders' equity	$9,597,541			$10,967,781

Net interest income(7)		$162,061			$153,272
Net interest-earning assets	$1,285,967			$1,549,672
Net interest margin(8)			1.77			1.43
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.17x

Selected performance ratios:
Return on average assets(9)(14)			0.40%			(0.93%)
Return on average equity(10)(14)			3.69			(9.48)
Average equity to average assets			10.75			9.77
Operating expense ratio(11)			1.17			1.04
Efficiency ratio(12)(14)			66.91			(626.63)
Pre-tax yield on leverage strategy(13)			—			0.13

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarters ended September 30, 2024 or June 30, 2024. The average balance of investment securities includes an average balance of nontaxable securities of $51 thousand and $1.0 million for the years ended September 30, 2024 and September 30, 2023, respectively.
(4)There was no FHLB stock related to the leverage strategy for the quarter and year ended September 30, 2024 or the quarter ended June 30, 2024. Included in this line, for the year ended September 30, 2023, is FHLB stock related to the leverage strategy with an average outstanding balance of $41.6 million and dividend income of $3.6 million, at a weighted average yield of 8.69%, and FHLB stock not related to the leverage strategy with an average outstanding balance of $116.3 million, and dividend income of $10.2 million, at a weighted average yield of 8.77%.
(5)There was no cash and cash equivalents related to the leverage strategy during the quarter and year ended September 30, 2024 or the quarter ended June 30, 2024. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $882.8 million and interest income of $37.8 million, at a weighted average yield of 4.22% during the year ended September 30, 2023.
(6)There were no borrowings related to the leverage strategy during the quarter and year ended September 30, 2024 or the quarter ended June 30, 2024. Included in this line, for the year ended September 30, 2023 are FHLB borrowings related to the leverage strategy with an average outstanding balance of $924.4 million and interest paid of $39.7 million, at a weighted average rate of 4.24%, and borrowings not related to the leverage strategy with an average outstanding balance of $2.73 billion, and interest paid of $84.5 million, at a weighted average rate of 3.08%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized or annual net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(9)Return on average assets represents annualized or annual net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(10)Return on average equity represents annualized or annual net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(11)The operating expense ratio represents annualized or annual non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(12)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, related to its net interest margin and non-interest income.
(13)The pre-tax yield on the leverage strategy represents annualized or annual pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction. Management believes this ratio is important to investors as it provides the yield the Company is earning on the leverage strategy transaction.
(14)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Years Ended September 30, 2024 and 2023 - Securities Strategy".

	For the Year Ended September 30,
	2024			2023
			Excluding			Excluding
			Securities			Securities
	Actual	Securities	Strategy	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.40%	(0.10)%	0.50%	(0.93%)	(1.33)%	0.40%
Return on average equity	3.69	(0.97)	4.66	(9.48)	(13.58)	4.10
Efficiency Ratio	66.91	4.94	61.97	(626.63)	(691.94)	65.31
Earnings per share(15)	$0.29	$(0.08)	$0.37	$(0.76)	$(1.09)	$0.33
(15)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	September 30, 2024			June 30, 2024			September 30, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,941,952	3.60%	49.8%	$3,961,407	3.54%	49.8%	$3,978,837	3.39%	49.9%
Correspondent purchased	2,212,587	3.48	27.9	2,262,371	3.47	28.5	2,405,911	3.44	30.1
Bulk purchased	127,161	2.80	1.6	129,102	2.52	1.6	137,193	1.85	1.7
Construction	22,970	6.05	0.3	24,642	5.94	0.3	69,974	3.68	0.9
Total	6,304,670	3.55	79.6	6,377,522	3.50	80.2	6,591,915	3.38	82.6
Commercial:
Commercial real estate	1,191,624	5.43	15.0	1,119,295	5.43	14.1	995,788	5.29	12.5
Commercial and industrial	129,678	6.66	1.6	131,848	6.69	1.7	112,953	6.36	1.4
Construction	187,676	6.40	2.4	214,240	5.76	2.7	178,746	5.01	2.2
Total	1,508,978	5.65	19.0	1,465,383	5.59	18.5	1,287,487	5.35	16.1
Consumer loans:
Home equity	99,988	8.90	1.3	98,736	8.90	1.2	95,723	8.83	1.2
Other	9,615	5.72	0.1	9,637	5.65	0.1	9,256	5.20	0.1
Total	109,603	8.62	1.4	108,373	8.61	1.3	104,979	8.51	1.3
Total loans receivable	7,923,251	4.02	100.0%	7,951,278	3.96	100.0%	7,984,381	3.76	100.0%

Less:
ACL	23,035			25,854			23,759
Deferred loan fees/discounts	30,336			30,777			31,335
Premiums/deferred costs	(37,458)			(38,396)			(41,662)
Total loans receivable, net	$7,907,338			$7,933,043			$7,970,949

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Year Ended
	September 30, 2024		September 30, 2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,951,278	3.96%	$7,984,381	3.76%
Originated and refinanced	149,092	6.92	660,937	7.21
Purchased and participations	13,500	7.43	47,712	7.80
Change in undisbursed loan funds	42,292		168,483
Repayments	(232,803)		(917,871)
Principal (charge-offs)/recoveries, net	(53)		(111)
Other	(55)		(20,280)
Ending balance	$7,923,251	4.02	$7,923,251	4.02

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of September 30, 2024. Credit scores were updated in September 2024 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,941,952	62.5%	3.60%	771	59%	$168
Correspondent purchased	2,212,587	35.1	3.48	767	63	404
Bulk purchased	127,161	2.0	2.80	772	54	280
Construction	22,970	0.4	6.05	778	52	410
	$6,304,670	100.0	3.55	770	60	214

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Year Ended
	September 30, 2024				September 30, 2024
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$86,934	6.13%	76%	773	$299,623	6.41%	75%	770
Correspondent purchased	—	—	—	—	3,497	5.91	70	765
	$86,934	6.13	76	773	$303,120	6.40	75	770

As of September 30, 2024, the Bank had one- to four-family loan origination and refinance commitments of $46.3 million at a weighted average rate of 6.10%. There were no one- to four-family correspondent loan purchase commitments at September 30, 2024, as during the current year the Bank suspended purchasing one- to four-family loans from correspondent lenders for the foreseeable future.

Commercial Loans: During the year ended September 30, 2024, the Bank originated commercial loans and entered into commercial loan participations totaling $350.6 million, which was comprised of $156.4 million in commercial construction real estate loans, $122.4 million in commercial real estate loans, and $71.8 million in commercial and industrial loans. During the current fiscal year, the Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $326.7 million at a weighted average rate of 6.58%, which included $245.0 million, $60.1 million, and $21.6 million of disbursements on new and existing commercial construction, commercial real estate, and commercial and industrial loans, respectively.

As of September 30, 2024, June 30, 2024, and September 30, 2023, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $163.6 million, $169.0 million, and $158.5 million, respectively, and commitments totaled $3.2 million, $1.1 million, and $2.6 million, respectively. Of the $163.6 million outstanding at September 30, 2024, $74.1 million, or 46%, of the portfolio related to working capital loans, $43.8 million, or 27%, related to financing/leasing/purchasing vehicles and equipment, and $37.9 million, or 24%, related to purchasing/refinancing business/assets.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of September 30, 2024, the Bank had 12 commercial real estate and commercial construction loan commitments totaling $186.1 million, at a weighted average rate of 7.19%. Management anticipates fully funding the majority of the undisbursed amounts as most are not cancellable by the Bank. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of September 30, 2024, management anticipates funding approximately $150 million during the December 2024 quarter, $78 million during the March 2025 quarter, $83 million during the June 2025 quarter, and $149.7 million during the September 2025 quarter or later. At September 30, 2024, the unpaid principal balance of non-owner occupied commercial real estate loans was $886.1 million and the unpaid principal balance of owner occupied commercial real estate loans was $165.3 million, which are included in the table below.

	September 30, 2024				June 30, 2024	September 30, 2023
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Multi-family	38	$172,674	$187,033	$359,707	$381,777	$308,846
Senior housing	36	327,144	5,190	332,334	311,178	331,207
Hotel	20	293,720	29,676	323,396	304,222	233,012
Retail building	133	263,877	52,384	316,261	327,478	352,499
Office building	77	127,289	672	127,961	128,828	130,921
One- to four-family property	321	59,467	3,949	63,416	63,897	70,265
Single use building	32	43,176	262	43,438	43,736	47,193
Warehouse/manufacturing	47	34,243	413	34,656	32,733	35,963
Other	69	57,710	4,303	62,013	57,101	53,032
	773	$1,379,300	$283,882	$1,663,182	$1,650,950	$1,562,938

Weighted average rate		5.56%	6.79%	5.77%	5.72%	5.47%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	September 30, 2024				June 30, 2024	September 30, 2023
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	571	$562,079	$151,358	$713,437	$689,931	$670,498
Texas	21	301,486	46,580	348,066	344,051	348,707
Missouri	140	260,890	52,256	313,146	333,037	332,610
California	2	12,271	2,769	15,040	—	—
New York	1	60,000	—	60,000	60,000	—
Nebraska	7	32,418	4	32,422	32,568	37,609
Colorado	8	42,604	7,413	50,017	50,487	49,385
Arkansas	5	35,522	1,066	36,588	33,434	33,046
Other	18	72,030	22,436	94,466	107,442	91,083
	773	$1,379,300	$283,882	$1,663,182	$1,650,950	$1,562,938

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average debt service coverage ratio ("DSCR") as of September 30, 2024. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of September 30, 2024 and the most current collateral value available, which is most often the value at origination/purchase. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history. The DSCR is calculated at the time of origination, and is updated at the time of subsequent loan renewals or reviews of borrower financials. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated. As of September 30, 2024 approximately 50% of the loans, based on unpaid principal balance, had updated DSCRs.

							Weighted	Weighted
	Kansas	Texas	Missouri	New York	Other	Total	LTV	DSCR
	(Dollars in thousands)
Senior Housing	$161,146	$—	$109,820	$—	$56,178	$327,144	70.2%	1.41x
Hotel	42,633	140,054	9,672	60,000	41,361	293,720	57.3	1.45
Retail Building	85,366	84,515	50,317	—	43,678	263,876	60.5	1.91
Multi-family	95,935	15,546	40,517	—	20,677	172,675	62.6	1.41
Office Building	57,477	60,471	8,983	—	358	127,289	49.0	2.68
Other	119,522	900	41,581	—	32,593	194,596	51.6	3.10
	$562,079	$301,486	$260,890	$60,000	$194,845	$1,379,300	59.6	1.87

Weighted LTV	60.0%	59.4%	59.7%	46.2%	62.8%	59.6%
Weighted DSCR	2.05x	1.50x	2.18x	1.18x	1.74x	1.87x

The following table presents the Bank's commercial real estate and construction loans and outstanding loan commitments, categorized by aggregate gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, average loan amount, weighted average LTV and weighted average DSCR, as of September 30, 2024. See information above for the weighted average LTV and DSCR calculations. For loans and commitments over $50.0 million, $182.2 million were related to hotels in California, New York, and Texas, $143.1 million were related to multi-family properties located in Kansas, and $60.0 million was related to an office building in Texas.

			Average	Weighted	Weighted
	Count	Amount	Amount	LTV	DSCR
	(Dollars in thousands)
Greater than $50 million	6	$385,283	$64,214	54.4%	1.49x
>$30 to $50 million	6	211,210	35,202	63.4	1.41
>$20 to $30 million	15	368,147	24,543	67.9	1.28
>$15 to $20 million	9	153,069	17,008	61.3	1.83
>$10 to $15 million	12	143,695	11,975	71.8	1.57
>$5 to $10 million	27	195,657	7,247	64.7	1.83
$1 to $5 million	114	263,607	2,312	59.7	2.11
Less than $1 million	596	128,604	216	40.0	4.06
	785	$1,849,272	2,356	60.0	1.77

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at September 30, 2024, approximately 66% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	69	$8,884	70	$7,148	72	$6,803	77	$7,746	88	$9,078
Correspondent purchased	12	3,049	13	5,278	10	3,144	16	6,049	17	5,192
Bulk purchased	2	68	1	277	5	856	4	583	1	149
Construction	—	—	—	—	—	—	—	—	4	1,123
Commercial:
Commercial real estate	11	2,996	10	2,516	9	3,111	13	3,579	1	36
Commercial and industrial	4	391	5	265	2	243	1	230	4	58
Consumer	35	642	40	926	35	601	40	766	30	730
	133	$16,030	139	$16,410	133	$14,758	151	$18,953	145	$16,366
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.21%		0.19%		0.24%		0.21%

	Non-Performing Loans and OREO at:
	September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	29	$2,274	24	$2,046	23	$2,380	29	$3,749	24	$2,246
Correspondent purchased	8	4,024	7	3,860	8	3,969	10	4,164	9	3,410
Bulk purchased	5	1,535	4	1,271	3	962	2	942	2	942
Commercial:
Commercial real estate	7	1,163	6	1,078	7	1,076	6	1,116	8	1,966
Commercial and industrial	2	82	2	82	4	127	2	82	4	217
Consumer	20	436	13	236	10	250	5	116	9	113
	71	9,514	56	8,573	55	8,764	54	10,169	56	8,894

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.11%		0.11%		0.13%		0.11%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	—	$—	—	$—	—	$—	—	$—	2	$215
Correspondent purchased	—	—	—	—	—	—	—	—	1	282
Bulk purchased	—	—	—	—	—	—	—	—	—	—
Commercial:
Commercial real estate	3	326	—	—	—	—	1	18	1	18
Commercial and industrial	2	252	1	30	1	25	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—	—
	5	578	1	30	1	25	1	18	4	515
Total nonaccrual loans	76	10,092	57	8,603	56	8,789	55	10,187	60	9,409

Nonaccrual loans as a percentage of total loans		0.13%		0.11%		0.11%		0.13%		0.12%

OREO:
One- to four-family:
Originated(2)	1	$55	—	$—	1	$67	2	$225	—	$—
Correspondent purchased	—	—	—	—	—	—	1	219	1	219
	1	55	—	—	1	67	3	444	1	219
Total non-performing assets	77	$10,147	57	$8,603	57	$8,856	58	$10,631	61	$9,628

Non-performing assets as a percentage of total assets		0.11%		0.09%		0.09%		0.11%		0.09%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial real estate special mention loans at September 30, 2024 compared to September 30, 2023 was due mainly to three loans moving to special mention during the current year as certain underlying economic considerations related to the loans are being monitored by management. The decrease in commercial and industrial special mention loans at September 30, 2024 compared to June 30, 2024 and September 30, 2023 was due mainly to two loans being upgraded to pass due to an improvement in financial results.

	September 30, 2024		June 30, 2024		September 30, 2023
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$17,528	$22,715	$20,362	$21,623	$18,603	$19,314
Commercial:
Commercial real estate	16,169	2,302	10,913	2,192	2,488	1,138
Commercial and industrial	413	335	12,299	339	13,919	155
Consumer	326	487	270	345	327	190
	$34,436	$25,839	$43,844	$24,499	$35,337	$20,797

ACL: Management estimates the ACL by projecting future loss rates which are dependent upon forecasted economic indices and applying qualitative factors when deemed appropriate by management. The key assumptions used in projecting future loss rates include the economic forecast, the forecast and reversion to mean time periods, and prepayment and curtailment assumptions. The assumptions are used to calculate and aggregate estimated cash flows for the time period that remains in each loan's contractual life. The cash flows are discounted back to the balance sheet date using each loan's effective yield, to arrive at a present value of future cash flows, which is compared to the amortized cost basis of the loan pool to determine the amount of ACL required by the calculation. Management then considers qualitative factors when assessing the overall level of ACL. Management applied qualitative factors at September 30, 2024 to account for large dollar commercial loan concentrations and potential downside market risk with the recent housing price appreciation related to one-to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.

For loans evaluated for credit losses on a pool basis, average historical loss rates are calculated for each pool using the Company's historical charge-offs, or peer data when the Company's own historical loss rates are not reflective of future loss expectations, and outstanding loan balances during a historical time period. The historical time periods can be different based on the individual pool and represent management's credit expectations for the pool of loans over the remaining contractual life. Generally, the historical time periods are at least one economic cycle. These historical loss rates are compared to historical data related to economic variables including national unemployment rate, changes in commercial real estate price index, changes in home values, and changes in the United States gross domestic product during the same time periods over which the historical loss rates were calculated, and a correlation is estimated using regression analysis. Each quarter, the Company's model pairs the results of the regression analysis with an economic forecast of these same macroeconomic variables, which is provided by a third party, in order to project future loss rates. The forecast is applied for a reasonable and supportable time period, as determined by management, before reverting back to long-term historical averages at the macroeconomic variable level using a straight-line method. The forecast-adjusted loss rate is applied to the loans over their remaining contractual lives, adjusted for expected prepayments and curtailments selected by management.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2024	2023
	(Dollars in thousands)
One- to four-family	$3,673	$4,808	$5,328	0.06%	0.08%	0.08%
Commercial:
Commercial real estate	15,719	17,616	15,589	1.32	1.57	1.57
Commercial and industrial	1,186	1,134	1,104	0.91	0.86	0.98
Construction	2,249	2,045	1,487	1.20	0.95	0.83
Total commercial	19,154	20,795	18,180	1.27	1.42	1.41
Consumer	208	251	251	0.19	0.23	0.24
Total	$23,035	$25,854	$23,759	0.29	0.33	0.30

The decrease in the ratio of the ACL to total loans as of September 30, 2024 from June 30, 2024 was primarily the result of improvements to our discounted cash flow model to better model changes in the economic forecast and loan repayments. The ACL is comprised of estimates for loss from our model and qualitative factors applied to the results by management. The changes in the discounted cash flow model decreased the modeled amount of ACL for commercial loans and increased, to a lesser extent, the modeled amount of ACL for our one-to four-family loans.

Management applied a qualitative factor for large dollar commercial loan concentrations. The Company's commercial real estate and construction loans generally have low LTVs and strong DSCRs which serve as indicators that losses in the commercial real estate and construction loan portfolios might be unlikely; however, because there is uncertainty surrounding the nature, timing and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial loan pools, the magnitude of such a loss is likely to be significant. The large dollar commercial loan concentration qualitative factor addresses the risk associated with a large dollar relationship deteriorating due to a loss event. As part of its analysis, management considered external data including historical loss information for the industry and commercial real estate price index trending information from a variety of reputable sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is potential downside market risk with the recent housing price appreciation related to, in particular, newer originations and developed a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of September 30, 2024, management considered external historical home price index trending information, along with the Bank's recent origination/purchase activity, historical loan loss experience and portfolio balance trending, the one-to-four family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry. This qualitative factor replaced the economic uncertainties qualitative factor that was in place at June 30, 2024 and was less than the amount of the economic uncertainty qualitative factor at June 30, 2024 resulting in a decrease in ACL for one- to four-family loans during the current quarter.

The Bank's commercial real estate ACL ratios, in aggregate, continue to be higher than those of our peers. The following tables present the average and median commercial real estate ACL ratios for the Bank and two of the Bank's peer groups for the periods noted. The Office of the Comptroller of the Currency ("OCC") peer group consists of all savings banks greater than $1 billion in assets and the asset size peer group consists of all banks between $5 billion and $15 billion in asset size. The peer group information is sourced from the respective peers' Call Reports.

Average	September 30 2022	December 31 2022	March 31 2023	June 30 2023	September 30 2023	December 31 2023	March 31 2024	June 30 2024	September 30 2024
Bank	1.17%	1.30%	1.28%	1.45%	1.57%	1.58%	1.60%	1.57%	1.32%
OCC	0.96%	0.92%	1.21%	1.22%	1.21%	1.14%	1.10%	1.11%	N/A
Asset Size	1.17%	1.18%	1.18%	1.19%	1.24%	1.16%	1.16%	1.15%	N/A

Median	September 30 2022	December 31 2022	March 31 2023	June 30 2023	September 30 2023	December 31 2023	March 31 2024	June 30 2024	September 30 2024
Bank	1.17%	1.30%	1.28%	1.45%	1.57%	1.58%	1.60%	1.57%	1.32%
OCC	0.90%	0.84%	1.00%	0.98%	1.06%	1.02%	0.98%	1.02%	N/A
Asset Size	1.13%	1.15%	1.13%	1.12%	1.12%	1.10%	1.13%	1.06%	N/A

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.17%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.12%. The amount of total net charge-offs during fiscal year 2024 was $111 thousand. During the 10-year period ended September 30, 2024, the Bank recognized $1.4 million of total net charge-offs. As of September 30, 2024, the ACL balance was $23.0 million and the reserve for off-balance sheet credit exposures totaled $6.0 million. Management believes that this level of ACL and reserves is adequate for the risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. On October 1, 2023, the Bank adopted Accounting Standards Update ("ASU") 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02"), which eliminated the accounting guidance for troubled debt restructurings by creditors. The Company applied a modified retrospective approach when adopting ASU 2022-02, resulting in a cumulative-effect adjustment which is reflected in the table below ("ASU 2022-02 Adoption").

	For the Three Months Ended	For the Year Ended
	September 30, 2024	September 30, 2024	September 30, 2023
	(Dollars in thousands)
Balance at beginning of period	$25,854	$23,759	$16,371
ASU 2022-02 Adoption	—	20	—
Charge-offs:
One- to four-family	—	—	—
Commercial	(20)	(80)	(75)
Consumer	(39)	(80)	(40)
Total charge-offs	(59)	(160)	(115)
Recoveries:
One- to four-family	3	28	6
Commercial	2	5	1
Consumer	1	16	2
Total recoveries	6	49	9
Net (charge-offs) recoveries	(53)	(111)	(106)
Provision for credit losses	(2,766)	(633)	7,494
Balance at end of period	$23,035	$23,035	$23,759

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.57	1.12	1.09
ACL to non-performing loans at end of period	228.25	228.25	252.51
ACL to loans receivable at end of period	0.29	0.29	0.30
ACL to net charge-offs (annualized)	109x	207x	223x

The balance of the reserves for off-balance sheet credit exposures was $6.0 million at September 30, 2024, compared to $3.9 million at June 30, 2024. The increase from the previous quarter of $2.1 million was due primarily to an increase in the balance of commercial real estate off-balance sheet credit exposures, mainly related to commitments that will largely be funded in October 2024, along with an increase in the ACL to loan ratio, which is applied to off-balance sheet credit exposures, between periods, specifically for commercial construction loans.

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at September 30, 2024. Overall, fixed-rate securities comprised 95% of our securities portfolio at September 30, 2024. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$756,775	5.63%	5.7
U.S. government-sponsored enterprise debentures	69,077	5.63	0.4
Corporate bonds	4,000	5.12	7.6
	$829,852	5.63	5.2

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Year Ended
	September 30, 2024			September 30, 2024
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$801,953	5.68%	5.7	$1,384,482	1.35%	3.8
Maturities and repayments	(81,371)			(455,110)
Proceeds from sale	—			(1,272,512)
Net amortization of (premiums)/discounts	855			8,182
Purchases	116,812	5.15	10.4	1,176,645	5.55	5.1
Net loss from securities transactions	—			(13,345)
Change in valuation on AFS securities	18,017			27,924
Ending balance - carrying value	$856,266	5.63	5.2	$856,266	5.63	5.2

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The amount of commercial non-maturity deposits included in the table below at September 30, 2024, June 30, 2024, and September 30, 2023 was $259.7 million, $247.5 million, and $267.3 million, respectively. The increase in the deposit portfolio rate at September 30, 2024 compared to September 30, 2023 was due mainly to higher rates on retail certificates of deposit.

	September 30, 2024			June 30, 2024			September 30, 2023
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$549,596	—%	9.0%	$548,760	—%	9.0%	$558,326	—%	9.2%
Interest-bearing checking	847,542	0.23	13.8	872,462	0.27	14.2	901,994	0.19	14.9
Savings	540,572	0.82	8.8	515,399	0.56	8.4	480,091	0.12	7.9
Money market	1,226,962	1.46	20.0	1,263,229	1.67	20.6	1,380,617	1.96	22.8
Retail certificates of deposit	2,830,579	4.23	46.2	2,773,048	4.18	45.2	2,533,954	3.47	41.9
Commercial certificates of deposit	58,236	4.40	1.0	59,372	4.35	1.0	48,751	3.56	0.8
Public unit certificates of deposit	76,495	4.62	1.2	97,390	4.67	1.6	147,487	4.44	2.5
	$6,129,982	2.45	100.0%	$6,129,660	2.44	100.0%	$6,051,220	2.07	100.0%

As of September 30, 2024, approximately $766.8 million (or approximately 12%) of the Bank's Call Report deposit balance was uninsured, of which approximately $460.1 million related to commercial and retail deposit accounts and with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of September 30, 2024. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2025	650,000	3.23	2.94
2026	575,000	2.81	2.95
2027	477,500	3.14	3.24
2028	310,656	4.78	4.13
2029	167,500	4.44	4.44
	$2,180,656	3.41	3.29

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAM is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. During the current year, management paid down BTFP borrowings with the proceeds received from the securities strategy.

	For the Three Months Ended			For the Year Ended
	September 30, 2024			September 30, 2024
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,293,074	3.24%	1.7	$2,882,828	3.34%	1.8
Maturities and repayments	(187,418)	3.01		(527,172)	2.95
New FHLB borrowings	75,000	4.50	5.0	325,000	4.54	4.4
BTFP, net	—	—	—	(500,000)	4.70	—
Ending balance	$2,180,656	3.29	1.6	$2,180,656	3.29	1.6

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of September 30, 2024.

	December 31,	March 31,	June 30,	September 30,
	2024	2025	2025	2025	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$681,571	$636,105	$520,483	$307,071	$2,145,230
Repricing Rate	4.49%	4.56%	4.61%	4.41%	4.53%
Public Unit Certificates:
Amount	$30,025	$17,526	$5,841	$5,853	$59,245
Repricing Rate	4.68%	4.90%	4.62%	4.64%	4.74%
Non-Amortizing FHLB Advances:
Amount	$200,000	$150,000	$200,000	$100,000	$650,000
Repricing Rate	3.35%	1.93%	3.27%	2.97%	2.94%
Total
Amount	$911,596	$803,631	$726,324	$412,924	$2,854,475
Repricing Rate	4.25%	4.08%	4.24%	4.07%	4.17%

The following table sets forth the WAM information for our certificates of deposit, in years, as of September 30, 2024.

Retail certificates of deposit	0.8
Commercial certificates of deposit	0.6
Public unit certificates of deposit	0.6
Total certificates of deposit	0.8

Average Rates and Lives
At September 30, 2024, the gap between the Bank's amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.51) billion, or (15.8)% of total assets, compared to $(1.40) billion, or (14.6)% of total assets, at June 30, 2024. The change in the one-year gap amount was due to both an increase in the amount of liability cash flows coming due in one year, at September 30, 2024, and a decrease in the amount of asset cash flows coming due during the same time period, as compared to June 30, 2024. The increase in liability cash flows was due primarily to a net increase in non-maturity deposits projected to run-off or reprice based on the Bank's continued experience with these account types, partially offset by a decrease in borrowings scheduled to mature as a result of activity that occurred during the quarter. The decrease in asset cash flows was due primarily to a decrease in the balance of cash from June 30, 2024 to September 30, 2024.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificates of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2024, the Bank's one-year gap would have been projected to be $(1.71) billion, or (17.9)% of total assets. The change in the gap amount compared to when there is no change in rates was due to lower anticipated net cash flows primarily as a result of lower prepayments on mortgage-related assets in the higher rate environment. This compares to a projected one-year gap of $(1.59) billion, or (16.6)% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2024.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2024. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$856,266	5.63%	2.9		9.4%
Loans receivable:
Fixed-rate one- to four-family	5,376,460	3.41	6.6	67.9%	59.1
Fixed-rate commercial	506,754	4.82	2.8	6.4	5.6
All other fixed-rate loans	36,321	6.93	6.2	0.5	0.4
Total fixed-rate loans	5,919,535	3.55	6.3	74.8	65.1
Adjustable-rate one- to four-family	905,240	4.18	3.9	11.4	9.9
Adjustable-rate commercial	1,002,224	6.13	5.1	12.6	11.0
All other adjustable-rate loans	96,252	8.33	2.8	1.2	1.1
Total adjustable-rate loans	2,003,716	5.35	4.5	25.2	22.0
Total loans receivable	7,923,251	4.01	5.8	100.0%	87.1
FHLB stock	101,175	9.47	1.9		1.1
Cash and cash equivalents	217,307	4.60	—		2.4
Total interest-earning assets	$9,097,999	4.24	5.4		100.0%

Non-maturity deposits	$2,615,076	0.93	5.8	46.9%	33.7%
Retail certificates of deposit	2,830,579	4.23	0.8	50.7	36.5
Commercial certificates of deposit	58,236	4.40	0.6	1.0	0.7
Public unit certificates of deposit	76,495	4.62	0.6	1.4	1.0
Total interest-bearing deposits	5,580,386	2.69	3.2	100.0%	71.9
Term borrowings	2,181,738	3.29	1.6		28.1
Total interest-bearing liabilities	$7,762,124	2.86	2.7		100.0%